EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com

Interphase Announces Third Quarter 2014 Financial Results

CARROLLTON, Texas – November 6, 2014 -- Interphase Corporation (NASDAQ: INPH), a diversified information and communications technology company, today reported financial results for its third quarter ended September 30, 2014.

Revenues for the third quarter of 2014 remained flat at $4.2 million when compared to revenues from the third quarter of 2013. Revenues in the quarter were primarily derived from communications networking product revenues, which decreased 10% to $2.8 million in the third quarter of 2014 compared to $3.1 million for the third quarter of 2013. However, services revenues increased 36% to $1.4 million in the third quarter of 2014 compared to $1 million in the third quarter of 2013 and represented 33% of third quarter 2014 revenues. Gross margin was 31% for the third quarter of 2014 compared to 48% for the third quarter of 2013. The decrease in gross margin percentage was primarily due to a revenue mix shift toward lower margin products, decreased utilization of our manufacturing facility, and an increase of $147,000 in excess and obsolete inventory charges. The Company reported a net loss of $853,000, or ($0.11) per share in the third quarter of 2014 compared to a net income of $76,000, or $0.01 per fully diluted share in the third quarter of 2013.

“We were pleased by the 29% revenue growth and 3% gross margin improvement over the second quarter of 2014. Unfortunately, revenues were flat year-to-year and continued pressure on our gross margins ultimately curbed our bottom line performance,” said Gregory B. Kalush, CEO and President of Interphase.  “However, I am very excited to report that we have been presenting penveu® throughout the U.S. during the third quarter, and the feedback has been very positive. Last quarter we indicated that the total potential resulting from penveu demonstrations made to different schools and schools districts amounted to more than 49,000 units. In the last quarter, as we increased our reach and effort, the total available potential, based on those who saw an in-person demonstration, liked, and showed interest in penveu is now more than 105,000 units. Of those, the total potential based on school districts who actually are in trial stage or will be within the next 60 days, or those who have already purchased initial units is approximately 37,000. To ensure that we can support our growth initiatives, we raised more than $3.3 million in the third quarter through a private placement. We believe that we are well positioned to take advantage of the opportunities for growth that penveu provides."

For the first nine months of 2014, revenues decreased to $10.9 million, compared to $11.3 million for the first nine months of 2013. Gross margin decreased to 30% for the nine months ended September 30, 2014, compared to 41% for the same period in 2013. The Company reported a net loss of $3.0 million, or ($0.41) per share for the first nine months of 2014 compared to a net loss for the first nine months of 2013 of $2.2 million, or ($0.32) per share. On September 30, 2014, the Company’s working capital position was $10.5 million, including cash and marketable securities of $7.8 million.

About Interphase

Interphase Corporation (NASDAQ: INPH) is a diversified information and communications technology company, committed to innovation through the process of identifying, developing and introducing new products and services. The Company offers products and services from embedded computing solutions, engineering design services, and contract manufacturing services to a new line of embedded computer vision products.

Embedded solutions include communications networking products for connectivity, interworking and packet processing. Clients for this product line include Alcatel-Lucent, GENBAND, Hewlett Packard, and Samsung.

The engineering design and manufacturing services serve a wide variety of industries within the electronics market, from machine-to-machine (“M2M”) and Internet of Things (“IoT”) designs utilizing Cellular, GPS and Wi-Fi tracking solutions to cost-saving redesigns for manufacturability. Interphase Productization services provide customers with the full suite of rapid design and manufacturing services required to quickly take a project from design concept to full production in the marketplace.

The penveu® product line, from the embedded computer vision line of business, addresses both the education and enterprise markets. penveu® is a handheld device that adds interactivity to projectors and large screen displays, turning flat surfaces into an interactive display.

Founded in 1974, the Company is located in Carrollton, Texas, with sales offices in the United States and Europe. For more information, please visit our websites at www.iphase.com and www.penveu.com.

Forward-Looking Statements

This press release contains forward-looking statements about the business, financial condition and prospects of the Company. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including (without limitation) effects of the ongoing issues in global credit and financial markets and adverse global economic conditions, our reliance on a limited number of customers, the lack of spending improvements in the communications and computer networking industries, significant changes in product demand, the development and introduction of new products and services, changes in competition, various inventory risks due to changes in market conditions and other risks and uncertainties indicated in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements.

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Interphase, the Interphase logo, and penveu are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements

Interphase Corporation

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2014	2013	2014	2013
Revenues	$4,212	$4,168	$10,907	$11,266
Gross margin	1,308	1,985	3,301	4,650
Research and development	697	622	1,952	2,309
Sales and marketing	618	614	1,956	2,022
General and administrative	829	660	2,350	2,239
Restructuring benefit	-	-	-	(67)
Total operating expenses	2,144	1,896	6,258	6,503
(Loss) income from operations	(836)	89	(2,957)	(1,853)
(Loss) income before income tax	(845)	89	(2,966)	(2,196)
Net (loss) income	(853)	76	(2,997)	(2,229)
Net (loss) income per diluted share	$(0.11)	$0.01	$(0.41)	$(0.32)
Weighted average common and dilutive shares	7,694	7,238	7,239	7,005

Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Sept. 30, 2014	Dec. 31, 2013
Cash and marketable securities	$7,846	$6,599
Accounts receivable, net	2,562	2,679
Inventories	3,369	3,332
Net property, plant and equipment	1,641	317
Total assets	16,330	14,409
Total liabilities	8,525	7,387
Total shareholders' equity	$7,805	$7,022

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